Exhibit 5.1

ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 22, 2025

Cycurion, Inc.

1640 Boro Place, Suite 420C

McLean, VA 22102

Ladies and Gentlemen:

We have acted as counsel to Cycurion, Inc., a Delaware corporation (the “Company”) in connection with the Company’s registration statement on Form S-1, including the prospectus contained therein, as initially filed on December 22, 2025 with the U.S. Securities and Exchange Commission (the “Commission”), and as thereafter amended or supplemented (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the resale of up to an aggregate of 4,972,380 shares of common stock, $0.0001 per share (the “Common Stock”), of the Company, consisting of (i) 1,657,460 shares of Common Stock issuable upon the exercise of the pre-funded warrant to purchase shares of Common Stock purchased by Armistice Capital Master Fund Ltd. (the “Selling Stockholder”) in the Private Placement (the “Pre-Funded Warrant Shares”); and (ii) 3,314,920 shares of Common Stock issuable upon exercise of the common share warrant (the “Warrant”) purchased by the Selling Stockholder in the Private Placement (the “Warrant Shares”). Capitalized terms not herein defined shall have the meanings assigned to them in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, (ii) the Pre-Funded Warrants and Warrants, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

We have assumed that, at or prior to the time of the delivery of any of the shares of Common Stock, there will not have occurred any change in the law or the facts affecting the validity of the shares of Common Stock.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.	The Pre-Funded Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Pre-Funded Warrants, including the payment of the exercise price therefore, and the Registration Statement, will be legally issued, fully paid and nonassessable; and
2.	The Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Warrants, including the payment of the exercise price therefor, and the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters,” without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP